Exhibit 99.1

The Thomson Corporation
Toronto Dominion Bank Tower, Suite 2706
PO Box 24, Toronto-Dominion Centre                                [LOGO OMITTED]
Toronto, Ontario M5K 1A1
Tel (416) 360-8700   Fax (416) 360-8812
www.thomson.com


News Release

FOR THOMSON:                                FOR PRIMARK:
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Investor Contact:
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John Kechejian                              Vicki Van Mater
Vice President, Investor Relations          Director of Corporate Communications
(203) 969-8700                              (703) 790-7613
john.kechejian@thomson.com                  vicki.vanmater@primark.com


Media Contact:
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Janey Loyd
Vice President, Corporate Communications
(203) 969-8700
janey.loyd@thomson.com


For Immediate Release
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                   THE THOMSON CORPORATION TO ACQUIRE PRIMARK
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         TORONTO, ONTARIO and WALTHAM, MA, June 5, 2000 - The Thomson
Corporation (TSE: TOC) and Primark Corporation (NYSE/PCX: PMK), today jointly announced a merger agreement under which Thomson will acquire Primark.

         Under terms of the agreement, unanimously approved by the Boards of Directors of both companies, Thomson will make a cash tender offer for all shares of Primark stock at US$38.00 per share, or approximately US$842 million. Thomson will also assume approximately US$235 million in Primark debt.

         "With the acquisition of Primark, Thomson is taking another significant step to strengthen its global information offerings, in particular, the content and software applications we provide to the financial services market," commented Richard J. Harrington, President and Chief Executive Officer of The Thomson Corporation. "Primark's extensive data, analytical tools and workflow solutions are extremely complementary to our existing products and will provide significant added value to Thomson's current customers. In addition, Primark's strong European and international operations will greatly expand Thomson Financial's global presence and capabilities - a key requirement to service these high-growth market opportunities."

         Primark (www.primark.com), with 1999 revenues of US$495 million, is a leading provider of financial and economic information products and solutions to a broad spectrum of customers worldwide. Primark provides a blend of content, analytics and decision support tools. Primark's key brands include A-T Financial Information, Baseline, Disclosure, Datastream, Global Access,


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GlobalTOPIC, I/B/E/S, MarketEye, PIMS, WEFA, Worldscope and Vestek. Primark
serves financial, corporate and government decision-makers in 61 countries through 86 offices in 24 countries.

         "We are extremely excited to be adding a company of Primark's caliber to the Thomson Financial family," said Patrick J. Tierney, President and Chief Executive Officer of Thomson Financial. "Primark's highly regarded analytical product range and innovative desktop applications will enhance our offerings to the fund management, investment banking and brokerage communities, and provide new and far-reaching channels for distributing our broad content offerings. We look forward to working with the Primark team to provide our customers with an expanded portfolio of products and services."

         Joseph E. Kasputys, Primark's Chairman and Chief Executive Officer, will become Chairman of Thomson Financial. "This acquisition by Thomson is consistent with Primark's three primary objectives: serving the best interests of our customers, providing career opportunities for our talented employees, and enhancing shareholder value. We strongly believe that Thomson Financial, with its industry expertise, world-class content and significant resources, is the ideal partner for Primark. Shareholders, customers and employees of both organizations will realize exceptional benefits from this combination," stated Kasputys.

         The transaction, which is expected to be completed during the second half of the year, is conditioned upon the tender of 51% of the eligible shares, the expiration or termination of customary regulatory approvals, and other customary closing conditions. It is expected to be dilutive to Thomson's earnings per share in calendar year 2000 and 2001.

         Security holders of Primark Corporation should read the Tender Offer Statement on Schedule TO filed by Marquee Acquisition Corporation and The Thomson Corporation when it becomes available as it will contain important information about the tender offer. Investors can obtain such Tender Offer Statement on Schedule TO and other filed documents for free at the SEC's website www.sec.gov.

         Thomson Financial (www.thomsonfinancial.com), part of The Thomson Corporation, is a US$1.44 billion provider of e-information services and integrated work solutions to the worldwide financial community. Through the widest range of products and services in the industry, Thomson Financial helps clients in more than 70 countries make better decisions, be more productive and achieve superior results.

         The Thomson Corporation (www.thomson.com), with 1999 revenues of US$5.8 billion, is a leading, global e-information and solutions company in the business and professional marketplace. The Corporation's common shares are listed on the Toronto and London Stock Exchanges.

                                  * * * * * * *

This news release includes forward-looking statements, which are based on the Corporation's current expectations and assumptions, and are subject to a number of risks and uncertainties that could cause actual results to materially differ from those anticipated. Such risks and uncertainties include, among others, general business and economic conditions and competitive actions.

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